Exhibit 99.1

Chaparral Steel Company to Present at the Goldman Sachs Global Steel CEO Forum 2006

          MIDLOTHIAN, Texas, Dec. 1 /PRNewswire-FirstCall/ -- Chaparral Steel Company (Nasdaq: CHAP) announced today that its Chief Executive Officer, Tommy Valenta and its Vice President and Treasurer, Cary Baetz, will be presenting at the Goldman Sachs Global Steel CEO Forum, to be held at the Goldman Sachs Conference Center in New York City, on Wednesday, December 6th at 1:45 p.m. Eastern Time.

          A live broadcast of the presentation will be available online in the Investor Relations section of Chaparral’s website at http://www.chapusa.com . Listeners should access the site at least 15 minutes prior to the live presentation start time to register and, if necessary, download and install the required software.  A replay will be available for six months beginning December 6, 2006 at approximately 4:30 p.m. Eastern Time.

          Certain statements made during the presentation may include “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in the costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currency valuations and regulatory and statutory changes, which are more fully described in the Company’s Annual Report on Form 10-K filed with the SEC.

          Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America.  Chaparral is also a significant supplier of steel bar products.  In addition, Chaparral is a leading North American recycling company.

          For further information contact Cary D. Baetz, Vice President and Treasurer at 972-779-1032 or Terresa Van Horn at 972-779-1033 or visit our website.

SOURCE  Chaparral Steel Company
          -0-                                                            12/01/2006
          /CONTACT:  Cary D. Baetz, Vice President and Treasurer, +1-972-779-1032, or Terresa Van Horn, +1-972-779-1033, both of Chaparral Steel Company/
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          /Web site:  http://www.chapusa.com /
          (CHAP)